Exhibit 99.1

TEJON RANCH ANNOUNCES FILING OF SHELF REGISTRATION

Tejon Ranch, California, October 10, 2012 – Tejon Ranch (NYSE:TRC) today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission, or SEC.

Under the shelf registration statement, once declared effective by the SEC, Tejon may offer and sell from time to time in the future, in one or more offerings, common stock, preferred stock, debt securities, warrants, or any combination of the foregoing, either individually or as units comprised of two or more securities. The aggregate offering price of all securities that may be sold under the registration statement will not exceed $150,000,000.

The shelf registration statement is intended to give the Company additional flexibility to finance business opportunities in the future by accessing the capital markets on a timely and cost effective basis. The specifics of any future offering, along with the prices and terms of any such securities offered by Tejon, will be determined at the time of any such offering and will be described in detail in a prospectus supplement filed in connection with such offering. At this present time, the Company has no specific plans for an offering.

The shelf registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities described in the shelf registration statement may not be sold nor may offers to buy be accepted prior to the time the shelf registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the securities covered by the shelf registration statement will only be by means of a prospectus and an accompanying prospectus supplement.

About Tejon Ranch:

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.